[IBSS Logo]

                                                                   EXHIBIT  99.1

                  IBSS SECURES $6.25 MILLION EQUITY COMMITMENT
                               FROM FUSION CAPITAL

COLUMBIA, S.C. --(BUSINESS WIRE)--June 28, 2004--Integrated Business Systems, Inc. ("IBSS" or the "Company") (OTCBB:IBSS - News) announced it has entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, a Chicago based institutional investor, whereby Fusion Capital has purchased $250,000 of IBSS's common stock and has agreed to purchase up to an additional $6.0 million of common stock over a 24-month period. Specifically, after the Securities & Exchange Commission has declared effective a registration statement, each month IBSS has the right to sell to Fusion Capital $250,000 of its common stock at a purchase price based upon the market price of IBSS's common stock on the date of each sale without any fixed discount to the market price. At the Company's sole option, Fusion Capital can be required to purchase lesser or greater amounts of common stock each month up to $6.0 million in the aggregate. The Company has the right to control the timing and the amount of stock sold to Fusion Capital. IBSS also has the right to terminate the agreement at any time without any additional cost. Fusion Capital has agreed not to engage in any direct or indirect short selling or hedging of the common stock in any manner whatsoever. A more detailed description of the transaction is set forth in the Company's report on Form 8-K, recently filed with the SEC.

George Mendenhall, CEO of IBSS commented, "This new financing with Fusion Capital will provide the Company with a value added partner and a flexible source of capital to help fund ongoing operational and other capital costs. We are very excited about this transaction and look forward to working with Fusion Capital to explore opportunities that we believe the Company can leverage to expand and further develop its operations, products, and market share."

ABOUT FUSION CAPITAL

Fusion Capital Fund II, LLC is a broad based investment fund, based in Chicago, Illinois. Fusion Capital makes a wide range of investments ranging from special situation financing to long-term strategic capital.

ABOUT IBSS
IBSS is the creator of Synapse(TM), a groundbreaking software technology. Synapse(TM) is a complete framework and methodology used to create, implement and manage a wide variety of dynamic, distributed, networked, and real-time enterprise applications, quickly and efficiently. Global enterprises utilizing Synapse(TM) leverage the power of its single, flexible framework to enjoy tremendous time and cost advantages, in the development, deployment and on-going management of customized applications.

Enabled by Synapse(TM) to take competitive advantage of cutting-edge technologies such as wireless networking, mobile computing and RFID, IBSS and its strategic partners bring solutions to customers for mission-critical applications in manufacturing, distribution, healthcare, finance, insurance, retail, education, and government.


                                                                  [Synapse Logo]

IBSS is headquartered in Columbia, South Carolina. For more information about IBSS and its Synapse technologies and services, call 803-736-5595 or 800-553-1038, or visit www.ibss.net.


Except for historical information, the matters discussed in this news release include forward-looking statements that involve a number of risks and uncertainties. Actual results may vary significantly as a result of a number of factors, including, but not limited to, risks associated with the Company's ability to satisfy its obligations incurred in recent private placements of secured debt, risks in product and technology development and integration, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, and other risk factors detailed in the Company's most recent quarterly report on Form 10-QSB under the heading "Risk Factors That May Affect Our Financial Condition and Operating Results" and in other public filings the Company makes with the Securities and Exchange Commission. Copies of these filings may be obtained from the Securities and Exchange Commission at its principal office in Washington, DC at prescribed rates by calling 1-800-SEC-0330. These filings are also available electronically through the Internet World Wide Web site maintained by the Securities and Exchange Commission at the Internet address: http://www.sec.gov.

                  AT ELITE FINANCIAL COMMUNICATIONS GROUP, LLC
                         INVESTOR/BROKER/MEDIA RELATIONS
      STEPHANIE NOISEUX, VICE PRESIDENT OF CLIENT RELATIONS, STEPH@EFCG.NET
        ANDREA STRITTMATTER, DIRECTOR OF MEDIA OUTREACH, ANDREA@EFCG.NET
                                  407-585-1080